FIRST SAVINGS FINANCIAL GROUP, INC. TO EXPAND ITS SOUTHERN INDIANA FRANCHISE

BY ACQUIRING BRANCH OFFICES FROM FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN

Clarksville, IN – February 09, 2012. First Savings Financial Group, Inc. (Nasdaq: FSFG) announced today that its wholly-owned subsidiary, First Savings Bank, F.S.B. (“First Savings”), has entered into a definitive purchase and assumption agreement with Elizabethtown, Kentucky-based First Federal Savings Bank of Elizabethtown, Inc. (“First Federal”) to acquire First Federal’s four retail banking offices in Indiana. The offices are located in the Harrison County towns of Corydon, Elizabeth and Lanesville and the Floyd County town of Georgetown.

Larry W. Myers, First Savings’ President and Chief Executive Officer, said, “We are very excited to have this opportunity for the benefit of our community, our new clients and our shareholders. With respect to our community, these four locations represent the former Farmers State Bank that was headquartered in Lanesville, Indiana and was acquired by First Federal in 2008. This transaction demonstrates our commitment to serving the southern Indiana market and it is rewarding to bring these locations back under local, southern Indiana ownership. For those new clients joining the First Savings family, you will have 12 additional offices in 5 southern Indiana counties in which to conduct your business and access to our full array of products and services, including fee-free access to over 2,200 ATMs. To our shareholders, the addition of these offices to the First Savings network will increase our market share in Harrison County to approximately 31% and substantially enhance our presence in Floyd County. In addition, we anticipate that this transaction will be accretive to earnings in the first year, excluding one-time transaction related expenses, improve efficiencies and enhance near and long-term shareholder value.”

Under the terms of the agreement, First Savings will assume certain deposit liabilities and other liabilities and purchase certain loans and other assets associated with the four banking offices. First Savings will not assume any brokered deposits. The deposits to be assumed totaled approximately $117.2 million at December 31, 2011 and consisted of approximately 46.4% in transaction and savings accounts, with the balance in retail time deposits. First Savings will pay a 3.65% premium on certain assumed deposits, which totaled approximately $99.7 million at December 31, 2011. First Savings also will purchase, at 99.2% of book value, certain performing loans that it has selected following an extensive due diligence review, provided that the loans are still performing as of the closing date. As of December 31, 2011, the loan portfolio to be acquired totaled approximately $35.4 million, of which 83.5% was in 1-4 family residential mortgage loans and the balance consisting primarily of consumer, commercial business and commercial real estate loans.

The transaction is expected to close in the early part of the third calendar quarter of 2012 in order to accommodate data processing conversion scheduling. The closing is subject to regulatory approval and other customary closing conditions.

Following the closing of the transaction, First Savings intends to consolidate the operations of the acquired Corydon office with its existing Corydon office and the operations of its existing Georgetown office with the acquired Georgetown office because of their close proximities.

Sandler O’Neill & Partners, L.P. acted as financial advisor to First Savings, and Kilpatrick Townsend & Stockton LLP served as legal counsel.

First Savings Bank, F.S.B. has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

This news release contains certain forward-looking statements about the proposed acquisition of the branch offices. These statements include statements regarding the anticipated closing date of the transactions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the transaction, difficulties in integrating the acquired offices, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First Saving is engaged, changes in the securities markets and other risks and other risks and uncertainties disclosed from time to time in documents that First Savings Financial Group, Inc. files with the U.S. Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers should place undue reliance on them, whether included in this news release or made elsewhere from time to time. Except as may be required by applicable law or regulation, First Savings Financial Group, Inc. assumes no obligation to update any forward-looking statements.

Contact:

Larry W. Myers

President and Chief Executive Officer

(812) 283-0724

OR

Tony A. Schoen

Chief Financial Officer

(812) 283-0724